________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

(Exact name of the registrant as specified in its charter)

Incorporated in Delaware	001-38842
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

500 South Buena Vista Street, Burbank, California 91521
(Address of principal executive offices) (Zip code)

Christine M. McCarthy
Senior Executive Vice President and Chief Financial Officer
(818) 560-1000
(Name and telephone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box to indicate the rule pursuant to which this form is being filed:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2021.

☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended _________.

________________________________________________________________________

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

A copy of the Conflict Minerals Report of The Walt Disney Company (the “Registrant”) for the reporting period from January 1 to December 31, 2021 is filed herewith as Exhibit 1.01 and is available at https://impact.disney.com/app/uploads/2022/05/Conflict-Minerals-Report.pdf.*

Item 1.02 Exhibit

The Conflict Minerals Report for the reporting period from January 1 to December 31, 2021 is filed as Exhibit 1.01 hereto.

Section 3 - Exhibits

Item 3.01 Exhibits

Exhibit 1.01     Conflict Minerals Report for Calendar Year 2021

*The reference to the Registrant’s website is provided for convenience only, and its contents are not incorporated by reference into this Form SD and/or the Conflict Minerals Report nor deemed filed with the U.S. Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

THE WALT DISNEY COMPANY
(Registrant)

By:	/s/ CHRISTINE M. MCCARTHY
Christine M. McCarthy Senior Executive Vice President and Chief Financial Officer

May 26, 2022